Exhibit 99.1

FOR IMMEDIATE RELEASE

Tekelec Announces Completion of Acquisition

MORRISVILLE, N.C. — January 27, 2012 — Tekelec today announced the completion of its acquisition by a consortium led by Siris Capital Group, LLC (“Siris”) and including affiliates of The ComVest Group, funds and accounts managed by GSO Capital Partners LP, Sankaty Advisors LLC, ZelnickMedia and other Siris limited partners and affiliates, in a transaction valued at approximately $780 million. The transaction was initially announced on November 7, 2011 and was approved by Tekelec’s shareholders on January 25, 2012.

Tekelec’s former shareholders (except for former Tekelec shareholders who have properly exercised their dissenting shareholder rights) have the right to receive $11.00 in cash, without interest and less applicable withholding taxes, for each share of Tekelec’s common stock they owned immediately prior to the completion of the transaction subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of November 6, 2011, by and among Tekelec, Titan Private Holdings I, LLC and Titan Private Acquisition Corp. As a result of the closing of the transaction, Tekelec’s common stock will cease trading on NASDAQ and will be delisted.

Shareholders who hold shares through a bank, broker or other nominee will receive instructions from their bank, broker or other nominee as to how to effect the surrender and receipt of cash for their stock. Shareholders of record will receive a letter of transmittal and instructions on how to surrender their former shares of Tekelec common stock in exchange for the merger consideration. Shareholders of record should wait to receive the letter of transmittal before surrendering their shares.

“Our new ownership structure will enable us to continue our rapid expansion into the mobile data business and capitalize on our leadership in the voice and text signaling business and to rapidly expand our mobile data business,” said Ron de Lange, president and CEO of Tekelec. “Going forward, our customers can expect the same dedication to innovation, customer service and support that define our company.”

About Tekelec

Tekelec’s intelligent mobile broadband solutions enable service providers to manage and monetize mobile data and evolve to LTE and IMS. We are the architects of the new Diameter network, the foundation for session, policy and subscriber data management. More than 300 service providers use our market-leading solutions to deliver cloud, machine-to-machine and personalized services to consumers and enterprises. For more information visit www.tekelec.com.

Forward-Looking Statements

Statements in this press release regarding the merger, future financial and operating results, benefits of the merger, future opportunities for the combined company, and any other statements about managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the outcome of any legal proceedings that may be or have been instituted in connection with the merger and the other factors described in Tekelec’s filings with the U.S. Securities and Exchange Commission. Tekelec disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Kyle Macemore | Vice President Finance and Investor Relations

(o) +1.919.380.6148 | kyle.macemore@tekelec.com

Adam Parken | Senior Manager, Marketing Communications

(o) +1.919.653.9681 | adam.parken@tekelec.com